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                                                                    EXHIBIT 10.8

                      EXCESS OF LOSS RETROCESSION AGREEMENT

                                 BY AND BETWEEN

                            PLATINUM RE (UK) LIMITED

                                  (RETROCEDANT)

                                       and

                     PLATINUM UNDERWRITERS REINSURANCE, INC.

                               (RETROCESSIONAIRE)

                            DATED AS OF April 15 2004

ARTICLE 1 - BUSINESS COVERED

This Agreement is to indemnify the Retrocedant in respect of the net excess liability as a result of any loss or losses which may occur during the term of this Agreement under any Original Reinsurance Contracts written by the Retrocedant covering all perils as assumed under the original contracts including wind, flood, earthquake, and earthquake fire expense insurance.

ARTICLE 2 - COMMENCEMENT AND TERMINATION

This Agreement shall take effect and shall apply to all losses occurring during the period 1st April 2004 to 31st March 2005 both days inclusive, Local Standard Time, at the place where the loss occurs.

If this Agreement terminates while an occurrence covered hereunder is in progress, it is agreed that subject to the other conditions of this Agreement, the Retrocessionaires shall indemnify the Retrocedant as if the entire loss had occurred during the term of this Agreement.

ARTICLE 3 - EXCLUSIONS

The following Exclusion Clauses are attached to and form part of this Agreement:

         1. Nuclear Energy Risks Exclusion Clause (Reinsurance) (Worldwide Excluding U.S.A. & Canada) (Japanese Amendment)

         2.       Pools, Associations, and Syndicates.

         3.       War Risk Exclusion Clause.

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         4.       Insolvency Funds Exclusion Clause.

ARTICLE 4 - TERRITORY

Coverage applies within the territorial limits of the Original Reinsurance Contracts covered hereunder.

ARTICLE 5 - INURING REINSURANCE

It is understood and agreed that when the Retrocedant warrants that it is in the best interest of the Retrocedant and the Retrocessionaire, Retrocedant may purchase facultative reinsurance and/or any other treaty reinsurance.

All Reinsurance in place at April 1, 2004, including the Quota Share with Platinum Underwriters Bermuda, Ltd. and the Aggregate Excess of Loss program with Berkshire Hathaway, inure to the benefit of this program.

ARTICLE 6 - LIMIT AND RETENTION

The Retrocessionaires shall be liable in respect of each and every loss occurrence over and above an initial Ultimate Net Loss of $50,000,000 each and every loss each and every loss occurrence, subject to a limit of liability to the Retrocessionaires of $40,000,000 Ultimate Net Loss each and every loss or series of losses arising our of one loss occurrence. Nevertheless, the limit of liability to Retrocessionaires for all occurrences arising under this Agreement shall be limited to $80,000,000.

ARTICLE 7 - REINSTATEMENT

Each loss hereon reduces the amount of indemnity provided under this Agreement by the amount paid. Any amount so exhausted shall be automatically reinstated from the time of the occurrence of loss and for each amount so reinstated, the Retrocedant agrees to pay an additional premium calculated at pro rata of the annual premium as respects the fraction of indemnity exhausted and 100% of the annual premium regardless of the unexpired term of this Agreement. Nevertheless, the Retrocessionaire's liability shall not exceed $80,000,000 with respect to all Loss Occurrences during the term of the Agreement.

ARTICLE 8 - PREMIUM

The premium for this Agreement shall be a flat premium of $800,000 payable in two equal installments on April 1 and October 1, 2004

ARTICLE 9 - ULTIMATE NET LOSS

Ultimate Net Loss shall mean the actual loss paid by the Retrocedant, or for which the Retrocedant becomes liable to pay, such loss to include 80% of any Extra Contractual Obligations and 80% of any Excess of Policy Limits loss, and expenses of litigation and

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interest, if any, and all other loss expenses covered under Original Reinsurance
Contract, and such expenses of the Retrocedant incurred in the handling of loss arising out of Original Reinsurance Contracts including subrogation, salvage and recovery expenses (office expenses and salaries of officials and employees not classified as loss adjusters are not chargeable as expenses for purpose of this paragraph), but salvages and all recoveries, including recoveries under all reinsurances which inure to the benefit of this agreement (whether recovered or not), shall be first deducted from such loss to arrive at the amount of liability attaching hereunder.

All salvages, recoveries or payments recovered or received subsequent to loss settlement hereunder shall be applied as if recovered or received prior to the aforesaid settlement and all necessary adjustments shall be made by the parties hereto.

For purposes of this article, the phrase "becomes liable to pay" shall mean the existence of a judgment or award, which the Retrocedant does not intend to appeal or a release has been obtained by the Retrocedant, or the Retrocedant has accepted a proof of loss.

Nothing in this clause shall be construed to mean that losses are not recoverable hereunder until the Retrocedant's net loss has been ascertained.

ARTICLE 10 - EXTRA CONTRACTUAL OBLIGATIONS

This Agreement shall protect the Retrocedant and any original reinsured, within the limits hereof, where the loss includes any Extra Contractual Obligations. The term "Extra Contractual Obligations" is defined as those liabilities not covered under any other provision of this Agreement and which arise from the handling of any claim on business covered hereunder, such liabilities arising because of, but not limited to, the following: failure by any original reinsured to settle within the policy limit, or by reason of alleged or actual negligence, fraud, or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trial of any action against its insured or reinsured or in the preparation or prosecution of an appeal consequent upon such action.

The date on which any Extra Contractual Obligation is incurred by any original reinsured shall be deemed, in all circumstances, to be the date of the original disaster and/or casualty.

However, this Article shall not apply where the loss has been incurred due (i) solely to the acts, or failure to act, of the Retrocedant in handling its claims or (ii) to fraud by a member of the Board of Directors or a corporate officer of any original reinsured acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.

ARTICLE 11 - EXCESS OF ORIGINAL POLICY LIMITS

This Agreement shall protect the Retrocedant and any original reinsured, within the limits hereof, in connection with loss in excess of the limit of its original policy, such loss in excess of the limit having been incurred because of failure of the original reinsured to

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settle within the policy limit or by reason of alleged or actual negligence, fraud, or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trial of any action against its insured or reinsured or in the preparation or prosecution of an appeal consequent upon such action.

However, this Article shall not apply where the loss has been incurred due (i) solely to the acts, or failure to act, of the Retrocedant in handling its claims or (ii) to fraud by a member of the Board of Directors or a corporate officer of the original reinsured acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.

For the purpose of this Article, the word "loss" shall mean any amounts for which the original reinsured or Retrocedant would have been contractually liable to pay had it not been for the limit of the original policy.

ARTICLE 12 - NET RETAINED LINES

This Agreement applies only to that portion of any reinsurance or any Extra Contractual Obligations or Excess of Original Policy Limits which the Retrocedant retains net for its own account, and in calculating the amount of any loss hereunder and also in computing the amount or amounts in excess of which this Agreement attaches, only loss or losses in respect of that portion of any reinsurance or any Extra Contractual Obligations or Excess of Original Policy Limits which the Retrocedant retains nets for its own account shall be included.

The amount of the Retrocessionaires liability hereunder in respect of any loss or losses shall not be increased by reason of the inability of the Retrocedant to collect from any other Retrocessionaire, whether specific or general, any amounts which may have become due from them, whether such inability arises from the insolvency of such other Retrocessionaire or otherwise.

ARTICLE 13- NOTICE OF LOSS AND LOSS SETTLEMENTS

The Retrocedant shall advise the Retrocessionaire promptly of any Loss Occurrence which, in the opinion of the Retrocedant may result in a claim hereunder and of all subsequent developments thereto which, in the opinion of the Retrocedant may materially affect the position of the Retrocessionaire.

All loss settlements made by the Retrocedant, provided they are within the terms of this Agreement, shall be unconditionally binding upon the Retrocessionaire who agrees to pay all amounts for which it may be liable immediately upon being furnished by the Retrocedant with reasonable evidence of the amount due or to be due. In addition, the

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Retrocessionaire agrees to abide by court and/or arbitration decisions affecting the Retrocedant's Original Reinsurance Contracts.

ARTICLE 14 - ARBITRATION

All disputes and differences arising under or in connection with this Agreement shall be referred to arbitration under ARIAS Arbitration Rules.

The Arbitration Tribunal shall consist of three arbitrators, one to be appointed by the Claimant, one to be appointed by the Respondent and the third to be appointed by the two appointed arbitrators.

The third member of the Tribunal shall be appointed as soon as practicable (and no later than 28 days) after the appointment of the two party-appointed arbitrators. The Tribunal shall be constituted upon the appointment of the third arbitrator.

The Arbitrators shall be persons (including those who have retired) with not less than ten years' experience of insurance or reinsurance within the industry or as lawyers or other professional advisers serving the industry.

Where a party fails to appoint an arbitrator within 14 days of being called upon to do so or where the two party-appointed arbitrators fail to appoint a third within 28 days of their appointment, then upon application ARIAS (UK) will appoint an arbitrator to fill the vacancy. At any time prior to the appointment by ARIAS (UK) the party or arbitrators in default may make such appointment.

The Tribunal may in its sole discretion make such orders and directions as it considers to be necessary for the final determination of the matters in dispute. The Tribunal shall have the widest discretion permitted under the law governing the arbitral procedure when making such orders or directions.

The seat of arbitration shall be London, England.

The proper law of this Agreement shall be the law of England.

ARTICLE 15 - CURRENCY

For purposes of this Agreement, where the Retrocedant receives premiums or pays losses in currencies other than United States dollars, such premiums or losses shall be converted into United States dollars at the actual rates of exchange at which these premiums or losses are entered in the Retrocedant's books.

ARTICLE 16 - ACCESS TO RECORDS

The Retrocedant shall place at the disposal of the Retrocessionaire at all reasonable times, and the Retrocessionaire shall have the right to inspect through its designated

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representatives, during the term of this Agreement and thereafter, all books, records and papers of the Retrocedant in connection with any reinsurance hereunder, or the subject matter hereof.

The Retrocessionaire, except with the express prior written consent of the Retrocedant, shall not directly or indirectly, communicate, disclose or divulge to any third party, any knowledge or information that may be acquired either directly or indirectly as a result of the inspection of the Retrocedant's books, records and papers. The restrictions as outlined in this Article shall not apply to communication or disclosures that the Retrocessionaire is required to make to its statutory auditors, retrocessionaires, legal counsel, arbitrators involved in any arbitration procedures under this Agreement or disclosures required upon subpoena or other duly-issued order of a court or other governmental agency or regulatory authority.

ARTICLE 17 - INSOLVENCY

In the event of the insolvency of the Retrocedant, this reinsurance shall be payable directly to the Retrocedant, or to its liquidator, receiver, conservator or statutory successor on the basis of the liability of the Retrocedant without diminution because of the insolvency of the Retrocedant or because the liquidator, receiver, conservator or statutory successor of the Retrocedant has failed to pay all or a portion of any claim.

It is agreed, however, that the liquidator, receiver, conservator or statutory successor of the Retrocedant shall give written notice to the Retrocessionaire of the pendency of a claim against the Retrocedant indicating the Reinsurance Contract reinsured, which claim would involve a possible liability on the part of the Retrocessionaire within a reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership, and that during the pendency of such claim, the Retrocessionaire may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated any defense or defenses that it may deem available to the Retrocedant or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by the Retrocessionaire shall be chargeable, subject to the approval of the court, against the Retrocedant as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit which may accrue to the Retrocedant solely as a result of the defense undertaken by the Retrocessionaire.

As to all reinsurance made, ceded, renewed or otherwise becoming effective under this Agreement, the reinsurance shall be payable as set forth above by the Retrocessionaire to the Retrocedant or to its liquidator, receiver, conservator or statutory successor, except (1) where the Reinsurance Contracts specifically provide another payee in the event of the insolvency of the Retrocedant, or (2) where the Retrocessionaire with the consent of the insured or reinsureds, has assumed such Reinsurance Contract obligations of the Retrocedant as direct obligations of the Retrocessionaire to the payees under such Reinsurance Contracts and in substitution for the obligations of the Retrocedant to such payees.

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ARTICLE 18 - OFFSET

The Retrocedant and the Retrocessionaire shall have the right to offset any balance or amounts due from one party to the other under the terms of this Agreement. The party asserting the right of offset may exercise such right at any time whether the balances due are on account of premiums, losses or otherwise.

ARTICLE 19 - ERRORS AND OMISSIONS

Any inadvertent delay, omission, error or failure made in connection with this Agreement shall not relieve either party hereto from any liability which would attach hereunder if such delay, omission, error or failure had not been made, provided such delay, omission, error or failure is rectified as soon as reasonably practicable after discovery.

ARTICLE 20- MISCELLANEOUS PROVISIONS

                  SECTION 20.01 Severability. If any term or provision of this Agreement shall be held void, illegal, or unenforceable, the validity of the remaining portions or provisions shall not be affected thereby.

                  SECTION 20.02 Successors and Assigns. This Agreement may not be assigned by either party without the prior written consent of the other. The provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns as permitted herein.

                  SECTION 20.03 Execution in Counterparts. This Agreement may be executed by the parties hereto in any number of counterparts and by each of the parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

                  SECTION 20.04 Headings. Headings used herein are not a part of this Agreement and shall not affect the terms hereof.

                  SECTION 20.05 Amendments; Entire Agreement. This Agreement may be amended only by written agreement of the parties. This Agreement supersedes all prior discussions and written and oral agreements and constitutes the sole and entire agreement between the parties with respect to the subject matter hereof.

                  SECTION 20.06 Negotiated Agreement. This Agreement has been negotiated at arm's-length, and the fact that the initial and final drafts will have been prepared by either party will not give rise to any presumption for or against any party to this Agreement or be used in any respect or forum in the construction or interpretation of this Agreement or any of its provisions.

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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

                                       Platinum Re (UK) Limited

                                       By: /s/ Les Waters
                                           -------------------------------------
                                           Name: Les Waters
                                           Title: Senior Underwriter

                                       Platinum Underwriters Reinsurance, Inc.

                                       By: /s/ Ed Torres
                                           -------------------------------------
                                           Name:  Ed Torres
                                           Title:  Senior Vice President

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                      NUCLEAR ENERGY RISKS EXCLUSION CLAUSE
                              (REINSURANCE) (1994)
                     (WORLDWIDE EXCLUDING U.S.A. AND CANADA)
                          (INCLUDES JAPANESE AMENDMENT)

                  This agreement shall exclude Nuclear Energy Risks whether such risks are written directly and/or by way of reinsurance and/or via Pools and/or Associations.

                  For all purposes of this agreement Nuclear Energy Risks shall mean all first party and/or third party insurances or reinsurances (other than Workers' Compensation and Employers' Liability) in respect of:

(I) All Property on the site of a nuclear power station. Nuclear Reactors, reactor buildings and plant and equipment therein on any site other than a nuclear power station.

(II) All Property, on any site (including but not limited to the sites referred to in (I) above) used or having been used for:

         (a)      the generation of nuclear energy; or

         (b)      the Production, Use or Storage of Nuclear Material.

(III) Any other Property eligible for insurance by the relevant local Nuclear Insurance Pool and/or Association but only to the extent of the requirements of that local Pool and/or Association.

(IV) The supply of goods and services to any of the sites, described in (I) to (III) above, unless such insurances or reinsurances shall exclude the perils of irradiation and contamination by Nuclear Material.

                  Except as undernoted, Nuclear Energy Risks shall not include:

(i) Any insurance or reinsurance in respect of the construction or erection or installation or replacement or repair or maintenance or decommissioning of Property as described in (I) to (III) above (including contractors' plant and equipment);

(ii) Any Machinery Breakdown or other Engineering insurance or reinsurance not coming within the scope of (i) above;

                  Provided always that such insurance or reinsurance shall exclude the perils of irradiation and contamination by Nuclear Material.

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                  However, the above exemption shall not extend to:

(1)      The provision of any insurance or reinsurance whatsoever in respect of:

         (a)      Nuclear Material;

         (b) Any Property in the High Radioactivity Zone or Area of any Nuclear Installation as from the introduction of Nuclear Material or - for reactor installations - as from fuel loading or first criticality where so agreed with the relevant local Nuclear Insurance Pool and/or Association.

(2) The provision of any insurance or reinsurance for the undernoted perils:

                           -        Fire, lightning, explosion;

                           -        Earthquake;

                           - Aircraft and other aerial devices or articles dropped therefrom;

                           -        Irradiation and radioactive contamination;

                           - Any other peril insured by the relevant local Nuclear Insurance Pool and/or

                                    Association;

         in respect of any other Property not specified in (1) above which directly involves the Production, Use or Storage of Nuclear Material as from the introduction of Nuclear Material into such Property.

                  Definitions

                  "Nuclear Material" means:

(i) Nuclear fuel, other than natural uranium and depleted uranium, capable of producing energy by a self-sustaining chain process of nuclear fission outside a Nuclear Reactor, either alone or in combination with some other material; and

(ii)     Radioactive Products or Waste.

                  "Radioactive Products or Waste" means any radioactive material produced in, or any material made radioactive by exposure to the radiation incidental to the production or utilization of nuclear fuel, but does not include radioisotopes which have reached the final stage of fabrication so as to be usable for any scientific, medical, agricultural, commercial or industrial purpose.

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                  "Nuclear Installation" means:

(i)      Any Nuclear Reactor;

(ii) Any factory using nuclear fuel for the production of Nuclear Material, or any factory for the processing of Nuclear Material, including any factory for the reprocessing of irradiated nuclear fuel; and

(iii) Any facility where Nuclear Material is stored, other than storage incidental to the carriage of such material.

                  "Nuclear Reactor" means any structure containing nuclear fuel in such an arrangement that a self-sustaining chain process of nuclear fission can occur therein without an additional source of neutrons.

                  "Production, Use or Storage of Nuclear Material" means the production, manufacture, enrichment, conditioning, processing, reprocessing, use, storage, handling and disposal of Nuclear Material.

                  "Property" shall mean all land, buildings, structures, plant, equipment, vehicles, contents (including but not limited to liquids and gases) and all materials of whatever description whether fixed or not.

                  "High Radioactivity Zone or Area" means:

(i) For nuclear power stations and Nuclear Reactors, the vessel or structure which immediately contains the core (including its supports and shrouding) and all the contents thereof, the fuel elements, the control rods and the irradiated fuel store; and

(ii) For non-reactor Nuclear Installations, any area where the level of radioactivity requires the provision of a biological shield.

                  Notwithstanding the provisions of this Clause, certain liabilities the type of which by market practice and custom have not been declared to the Japanese Nuclear Pool are covered hereunder.

                  N.M.A. 1975a (10/3/94) (with Japanese Amendment added). Approved by Lloyd's Underwriters' Non-Marine Association.

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                       WAR AND CIVIL WAR EXCLUSION CLAUSE

                  This Agreement excludes loss or damage directly or indirectly occasioned by, happening through or in consequence of War, Invasion, Acts of Foreign Enemies, Hostilities (whether War be declared or not), Civil War, Rebellion, Revolution, Insurrection, Military or Usurped Power, or confiscation or nationalization or requisition or destruction of or damage to property by or under the order of any government or public or local authority, but this exclusion shall not apply to business written in accordance with the Market War and Civil War Risks Exclusion Agreement nor to business outside the scope of such Agreement.

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                        INSOLVENCY FUNDS EXCLUSION CLAUSE

                  This Agreement excludes all liability of the Company arising by contract, operation of law, or otherwise, from its participation or membership, whether voluntary or involuntary, in any insolvency fund. "Insolvency fund" includes any guaranty fund, insolvency fund, plan, pool, association, fund, or other arrangement, howsoever denominated, established, or governed, that provides for any assessment of or payment or assumption by the Company of part or all of any claim, debt, charge, fee, or other obligation of an insurer, or its successors or assigns, which has been declared by any competent authority to be insolvent, or which is otherwise deemed unable to meet any claim, debt, charge, fee, or other obligation in whole or in part.

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